Exhibit 99.1

    Possis Medical Showcasing New Thrombus Management Technologies
                        at 2006 TCT Conference

    Dr. Georgios Sianos to Present Compelling Results Demonstrating Effectiveness of AngioJet(R) Treatment, Company Also Hosting Coronary
     Thrombus Management and Peripheral Vascular Disease Sessions


    MINNEAPOLIS--(BUSINESS WIRE)--Oct. 18, 2006--Possis Medical, Inc. (NASDAQ:POSS) today announced that it will showcase its AngioJet(R) Ultra Console, now pending approval from the U.S. Food and Drug Administration (FDA), as well as the recently market-cleared GuardDOG(R) Occlusion System and Fetch(TM) Aspiration Catheter, at the 2006 Transcatheter Cardiovascular Therapeutics (TCT) conference in Washington D.C., October 22-27. In addition, Dr. Georgios Sianos of the Thoraxcentre in Rotterdam, the Netherlands, is presenting compelling results showing the clinical value of AngioJet treatment for coronary thrombus at TCT on Monday, October 23. Possis also is hosting two thrombus management breakfast sessions.

    "Our goal is to offer physicians a broad range of endovascular therapies including a comprehensive portfolio of device solutions for thrombus management," said Robert Dutcher, chairman, president and CEO of Possis Medical. "The new products we're showcasing at TCT clearly exhibit our expanding range of such devices."

    AngioJet Ultra Console

    Possis will feature the AngioJet Ultra Console, the next-generation AngioJet Drive Unit, at TCT. Designed to create and monitor flow of the saline solution that is delivered to the catheter tip, the Ultra Console provides significantly more flexibility and an easier set-up process, making it much simpler to operate than Possis' current drive unit. The company's submission for the Ultra Console continues in active review at the FDA, and approval is anticipated by calendar year end. Possis anticipates a full market launch of the Ultra Console in the current fiscal year.

    Fetch Aspiration Catheter

    Utilizing catheter technology from the AngioJet System, Possis' Fetch Aspiration Catheter offers physicians a quick and simple means to aspirate small, fresh blood clots (thrombus) and other embolic debris from arteries. With Fetch, Possis now offers a full range of solutions to physicians for thrombus removal. Possis received 510(k) clearance for the Fetch Aspiration Catheter from the FDA earlier in October.

    GuardDOG Occlusion System

    Possis also recently received 510(k) clearance from the FDA for peripheral vascular use of its new GuardDOG Occlusion System. Peripheral vascular disease is a potentially limb- and life-threatening condition. The GuardDOG Occlusion System provides a new option for physicians to quickly and effectively manage local blood flow and infuse therapeutic and diagnostic fluids, as well as deliver interventional devices such as the AngioJet System. Possis expects to begin initial market evaluations as part of a limited market launch this calendar year, with a full launch to follow later this fiscal year.

    Dr. Sianos' Thoraxcentre Results Presentation

    On Monday, October 23, Dr. Sianos will present compelling clinical results showing that AngioJet thrombectomy in heart attack patients with large thrombus prior to treatment with drug-eluting stents markedly reduces the incidence of stent thrombosis in follow-up out to two years. Dr. Sianos' results were presented this year at the May 2006 EuroPCR meeting in Paris, and most recently at the September meeting of the European Society of Cardiology/World Congress of Cardiology in Barcelona. In addition to TCT, they also will be presented in November at the American Heart Association meeting in Chicago. Dr. Sianos' work has been submitted for publication to the Journal of the American College of Cardiology. The world renowned Thoraxcentre at Erasmus University in Rotterdam, the Netherlands, is one of Europe's largest and most advanced interventional cardiology centers and has extensive experience with drug-eluting stents.

    According to Possis, new reports concerning the higher risk of coronary blood clots forming after implantation of drug-eluting stents present an important opportunity to establish the value of AngioJet thrombectomy in reducing stent thrombosis.

    Said Dutcher, "The compelling and very favorable results being reported by Dr. Sianos and his colleagues reinforce other research that identifies thrombus as a significant risk factor for subsequent major complications such as stent thrombosis. The results also strongly suggest that for heart attack patients with large thrombus, AngioJet thrombectomy before treatment with drug eluting stents provides safer long-term outcomes."

    Coronary Thrombus Management and Peripheral Vascular Disease
Sessions

    Possis Medical also is hosting two breakfast sessions at TCT. On Wednesday, October 25, Dr. Sianos and Dr. Fati Matar, of Cardioquest in Tampa, Fla., will present new perspectives in coronary thrombus management. On Thursday, October 26, Dr. David Allie, of the Cardiovascular Institute of the South in Lafayette, La, and Dr. Ali Amin, of the Reading Hospital and Medical Center in Reading, Pa., will discuss the growing role of thrombectomy in treating peripheral vascular disease.

    About Possis Medical, Inc.

    Possis Medical, Inc., develops, manufactures and markets pioneering medical devices for the large and growing cardiovascular and vascular treatment markets. The company's AngioJet System is the world's leading mechanical thrombectomy system with FDA approval to remove large and small thrombus from coronary arteries, coronary bypass grafts, peripheral arteries and A-V grafts and native fistulas.

    Certain statements in this press release constitute "forward-looking statements" within the meaning of Federal Securities Laws. Some of these statements relate to the GuardDOG Occlusion System, Fetch Aspiration Catheter, and AngioJet System product performance, market acceptance, regulatory approvals, and new product introductions. These statements are based on our current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements, such as, the effectiveness of our sales and marketing efforts, our ability to effectively manage new product development timelines, and our ability to generate suitable clinical data. A discussion of these and other factors that could impact the Company's future results are set forth in the cautionary statements included in the Company's Form 10-K for the year ended July 31, 2006, filed with the Securities and Exchange Commission.


    CONTACT: Possis Medical, Inc.
             Jules L. Fisher, Vice President, Finance and
             Chief Financial Officer, 763-450-8011
             Jules.Fisher@possis.com